Exhibit 4.10
EXECUTION VERSION
AMENDMENT TO SERIES A-1 SENIOR PREFERRED SHARE PURCHASE
AGREEMENT
     THIS AMENDMENT TO SERIES A-1 SENIOR PREFERRED SHARE PURCHASE AGREEMENT (this “Amendment”) is made as of May 6, 2011, by and among (i) NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), (ii) SLP NOBLE HOLDINGS LTD., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Investor”), (iii) KWOK PING SUN, a citizen of Hong Kong with the Hong Kong passport No. of DA9001901 (“Mr. Kwok Ping Sun”) and TAI FENG INVESTMENTS LIMITED, a company duly organized and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun (“Tai Feng” and, together with Mr. Kwok Ping Sun, the “Founders”), (iv) NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nuoxin”) and (v) JIANGXI NOBAO ELECTRONICS CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Jiangxi Nobao”). Each of the Company, the Investor, the Founders, Shanghai Nuoxin and Jiangxi Nobao shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).
     WHEREAS, the Parties are party to that certain Series A-1 Senior Preferred Share Purchase Agreement, dated October 16, 2010 (the “Purchase Agreement”), pursuant to which the Investor holds its Series A-1 Third Tranche Option to acquire the Series A-1 Third Tranche Option Shares pursuant to the terms thereof.
     WHEREAS, the Parties desire to enter into this Amendment in order to amend the terms of the Series A-1 Third Tranche Option to provide that (a) the Investor’s Series A-1 Third Tranche Option may be exercised in the manner set forth in this Amendment and that (b) upon any such exercise, such Series A-1 Third Tranche Option held by the Investor shall be exchanged (any such an exchange, an “Exchange”) for an amount of Series A-1 Preferred Shares or Ordinary Shares, as applicable, of the Company equal to the Option Value.
     WHEREAS, the Parties intend that this Amendment and any Exchange shall each constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.
     NOW, THEREFORE, the Parties intending to be legally bound and in consideration of the mutual promises set forth herein, hereby agree as follows:
THE AMENDMENTS
1.	Section 2.2(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(iv) Cashless Exercise of Series A-1 Third Tranche Option Upon Liquidation Event. As an alternative to paying the aggregate Per Share Subscription Price in cash for any of the Series A-1 Third Tranche Option Shares elected to be purchased hereunder by the Investor, the

Investor may (but need not), if the exercise of such option right occurs contemporaneously with a Liquidation Event, instead contribute all or part of the share purchase rights represented by the Series A-1 Third Tranche Option (but only up to the pro rata amount of equity interests to be sold or otherwise transferred by the Investor in relation to such Liquidation Event) by surrendering any remaining amount of purchase rights related to the Series A-1 Third Tranche Option to the Company (which purchase rights shall each be valued at the difference between the Fair Market Value of the Series A-1 Senior Preferred Shares and the Per Share Subscription Price set forth in Section 2.2(i) above (as adjusted for share splits, combinations, recapitalization, reclassifications and similar transactions, if any) (such price differential, the “Option Value”)) (the foregoing is referred to herein as “Cashless Exercise”). Immediately prior to a Liquidation Event, the Investor shall be deemed to have elected to contribute its purchase rights to acquire Series A-1 Preferred Shares in exchange for Series A-1 Preferred Shares in lieu of a cash payment and to have notified the Company of the same (i.e., to Cashless Exercise) to the maximum extent permitted hereunder (and, notwithstanding Section 2.2(iii), no notice shall be required to be delivered by the Investor in respect of the exercise of its rights under Section 2.2(iii) above); provided, however, at any time prior to the consummation of any such Liquidation Event, the Investor may notify the Company in writing that it elects to acquire the applicable Series A-1 Third Tranche Option Shares for cash (i.e., to not Cashless Exercise).”
2.	The following new provisions shall be added as Sections 2.2(v), (vi) and (vii) of the Purchase Agreement:
“(v) Cashless Exercise of Series A-1 Third Tranche Option Upon IPO Closing. At any time on or before July 15, 2011, upon the closing of the Company’s initial public offering as contemplated by Section 2.2(iii) above (the closing of such initial public offering, the “IPO Closing”), rather than paying the aggregate Per Share Subscription Price in cash for any of the Series A-1 Third Tranche Option Shares subject to purchase hereunder by the Investor, the Investor may (but need not) instead contribute all the share purchase rights represented by the Series A-1 Third Tranche Option by surrendering all of its share purchase rights to acquire Series A-1 Preferred Shares to the Company (which purchase rights shall each be valued at the Option Value) (i.e., the Investor may Cashless Exercise). Notwithstanding the foregoing, immediately prior to the IPO Closing, unless the Investor has notified the Company in writing of its intention to not Cashless Exercise upon the IPO Closing at least two days prior to the Company’s commencement of investor road show activities for the initial public offering (it being understood and agreed that the Company shall notify the Investor at least three days prior to the Company’s commencement of such activities of the date upon which such activities

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are to commence), the Investor shall be deemed to have Cashless Exercised its Series A-1 Third Tranche Option (and, notwithstanding Section 2.2(iii), no notice shall be required to be delivered by the Investor in respect of the exercise of its rights under Section 2.2(iii) above). If the Investor elects, or is deemed to have elected, to Cashless Exercise in connection with the IPO Closing, on the date of the IPO Closing, the Investor shall surrender all of its purchase rights to acquire Series A-1 Preferred Shares represented by the Series A-1 Third Tranche Option to the Company in exchange for Series A-1 Preferred Shares (if the Series A-1 Preferred Shares will not convert into Ordinary Shares immediately following the IPO Closing) or Ordinary Shares (if the Series A-1 Preferred Shares will convert into Ordinary Shares immediately following the IPO Closing) as determined pursuant to Section 2.2(vi) hereof in lieu of a cash payment of $70 million (or such lesser amount if the Investor has previously exercised any part of its Series A-1 Third Tranche Option prior to the IPO Closing). Notwithstanding anything to the contrary in this Section 2.2(v), in the event that the IPO Closing has not occurred by July 15, 2011, the Investor shall only have the right to exercise the Series A-1 Third Tranche Option in accordance with Section 2.2(iii) or Section 2.2(iv) hereof, as applicable.
(vi) Contemporaneously with any Cashless Exercise that occurs pursuant to Section 2.2(iv) or (v), the Company shall (x) withhold and not issue to the Investor a number of Series A-1 Senior Preferred Shares equal to the aggregate Per Share Subscription Price payable for such Series A-1 Third Tranche Option Shares in respect of such applicable amount Series A-1 Third Tranche Options being exercised (and such Series A-1 Third Tranche Option Shares not being so issued shall no longer be issuable under the terms of this Agreement), (y) cancel any purchase rights represented by the Series A-1 Third Tranche Option surrendered pursuant to Section 2.2(iv) or (v), as applicable, and (z) issue to the Investor an amount of Series A-1 Preferred Shares or, in the event of an IPO Closing upon which the Series A-1 Preferred Shares will convert into Ordinary Shares, Ordinary Shares equal to (1) the Option Value of each purchase right surrendered by the Investor multiplied by (2) the number of purchase rights surrendered by the Investor divided by (3) the Fair Market Value of the Series A-1 Senior Preferred Shares to which such purchase rights related (without taking into account any fractional share). By way of example only, if the Investor surrendered 32,307,195 purchase rights represented by the Series A-1 Third Tranche Option (i.e., 100% of such purchase rights

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existing as of the date hereof) to the Company at a time when the Fair Market Value of the Series A-1 Preferred Shares was $3.3333 per share, the Company would issue to the Investor 11,306,985 Series A-1 Preferred Shares (i.e., (x) $3.3333 minus $2.1667 multiplied by (y) 32,307,195 divided by (z) $3.3333).
(vii) Notwithstanding anything to the contrary contained in this Agreement, until July 15, 2011, the Investor shall not be entitled to exercise its Series A-1 Third Tranche Option other than as provided in Sections 2.2(iv) or (v) above. For the avoidance of doubt, if the IPO Closing occurs before July 15, 2011 and the Series A-1 Third Tranche Option is not exercised in accordance with Section 2.2(iv) or (v) above, the Series A-1 Third Tranche Option shall expire and be deemed to have forfeited in accordance with Section 2.2(iii) above.”
3.	The definition of “Fair Market Value” in Schedule 1 to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“‘Fair Market Value’ of any Ordinary Share, Series A Preferred Shares or the Series A-1 Preferred Shares means the fair market value of such shares as determined in good faith by the Board; provided, however, that any Party shall have the right to challenge any determination by the Board of Fair Market Value, in which case the determination of Fair Market Value shall be made by an independent appraiser selected jointly by the Board and the challenging Party. Should such Fair Market Value made by an independent appraiser differ from that made by the Board, the Fair Market Value made by an independent appraiser shall form the value of such shares. The cost of such appraisal shall be borne by the challenging Party if the independent appraiser determines that the Fair Market Value of such shares is less than that determined by the Board by a factor of more than 5%. The cost of such appraisal shall be borne by the Company if the independent appraiser determines that the Fair Market Value of such shares is equal to at least 95% of the Fair Market Value determined by the Board. Notwithstanding anything to the contrary in the foregoing, in the event that the determination of Fair Market Value is being made in connection with a Cashless Exercise of the Series A-1 Third Tranche Option pursuant to Section 2.2(v) of this Agreement occurring upon the IPO Closing, the Fair Market Value of any Series A-1 Preferred Shares shall be deemed to be the price upon which the Company’s Ordinary Shares are being offered to the public (i.e., not taking into account any underwriters’ fees or other transaction expenses) in connection with Company’s initial public offering (or a proportionate price if American Depository Shares are being offered in connection with Company’s initial public offering in lieu of Ordinary Shares).”

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OTHER PROVISIONS
4.	Exchange. The Parties intend that this Amendment and, if the Exchange occurs, the Exchange shall each constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and the Parties shall not file any United States tax returns. Except to the extent any Party is in violation of the foregoing covenant, each Party acknowledges that it has relied on its own advisors (including Tax advisors) in connection with this Amendment and, if the Exchange occurs, the Exchange, and no Party shall have any responsibility or liability to any other Party with respect to the Tax treatment of the Exchange.
5.	Effect of this Amendment. Except as otherwise provided in this Amendment, all terms and conditions of the Purchase Agreement shall remain in full force and effect in accordance with the terms thereof. Each Party hereto consents to each amendment to the Purchase Agreement set forth in this Amendment. Unless the context otherwise requires, any other document or agreement that refers to the Purchase Agreement shall be deemed to refer to the Purchase Agreement, giving effect to this Amendment.
6.	Disclosure. The Investor hereby consents to the disclosure of this Amendment and the arrangements contemplated in this Amendment in the Company’s registration statement for its initial public offering.
7.	Application of Other Provisions of the Purchase Agreement. Without limiting the generality of Section 5 of this Amendment, Sections 9.4 (Governing Law), 9.5 (Counterparts), 9.6 (Titles and Subtitles), 9.11 (Severability), 9.13 (Dispute Resolution), 9.15 (Interpretation), 9.16 (No Waiver) and 9.17 (No Presumption) of the Agreement shall apply mutatis mutandis to this Amendment.
[Signature Pages to Follow]

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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

COMPANY:	NOBAO RENEWABLE ENERGY HOLDINGS LTD.
	By:	/s/ Kwok Ping Sun
		Name:	Kwok Ping Sun
		Title:	Director

[Signature Page to Amendment to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

INVESTOR:	SLP NOBLE HOLDINGS LTD.

	By: Name:	/s/ James A. Davidson James A. Davidson
	Title:	Authorized Signatory
[Signature Page to Amendment to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FOUNDERS:	TAI FENG INVESTMENTS LIMITED

	By: Name:	/s/ Kwok Ping Sun Kwok Ping Sun
	Title:	Authorized Signatory

MR. KWOK PING SUN

/s/ Kwok Ping Sun

Kwok Ping Sun
[Signature Page to Amendment to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

SHANGHAI NUOXIN:	NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD
	By:	/s/ Kwok Ping Sun
		Name:	Kwok Ping Sun
		Title:	Legal Representative

[Signature Page to Amendment to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

JIANGXI NOBAO:	JIANGXI NOBAO ELECTRONICS CO., LTD
	By:	/s/ Kwok Ping Sun
		Name:	Kwok Ping Sun
		Title:	Legal Representative

[Signature Page to Amendment to Series A-1 Senior Preferred Share Purchase Agreement]